Exhibit 99.1

KIRBY CORPORATION	Contact: Eric Holcomb
713-435-1545
FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES 2021 FIRST QUARTER RESULTS

•	First quarter 2021 loss per share of ($0.06) including approximately ($0.09) per share impact related to Winter Storm Uri

•	Inland marine business adversely impacted by low pricing, reduced volumes related to Winter Storm Uri, and poor operating conditions

•	Inland marine barge utilization recently recovered to the low to mid-80% range with expectations for continued improvement, particularly in the second half of the year

•	Distribution and services segment had sequential revenue growth and positive operating margin with expectations for continued improvement in the second quarter

•	Projected free cash flow estimated between $230 to $310 million in 2021

Houston, Texas (April 29, 2021) – Kirby Corporation (“Kirby” or the “Company”) (NYSE: KEX) today announced a net loss attributable to Kirby for the first quarter ended March 31, 2021 of ($3.4) million, or ($0.06) per share, compared with a loss of ($347.2) million or ($5.80) per share for the 2020 first quarter. Excluding one-time items in the 2020 first quarter, net earnings attributable to Kirby were $35.3 million or $0.59 per share. Consolidated revenues for the 2021 first quarter were $496.9 million compared with $643.9 million reported for the 2020 first quarter.

David Grzebinski, Kirby’s President and Chief Executive Officer, commented, “As anticipated, Kirby’s first quarter results were greatly affected by the continuing effects of the COVID-19 pandemic, particularly in marine transportation where volumes and pricing have significantly declined. The quarter was also materially impacted by Winter Storm Uri which resulted in prolonged shutdowns at many of our marine transportation customers’ operations starting in mid-February. These disruptions resulted in a significant decline in liquids production and volumes for the quarter and in some cases extending into April. Distribution and services was also impacted by the storm with reduced activity levels and many of our locations across the South closed for several days. Overall, we estimate that the winter storm reduced our first quarter earnings by approximately $0.09 per share.

“In marine transportation, during the first half of the quarter, our inland business experienced steady improvement in demand which resulted in our barge utilization improving to near 80% by mid-February. However, as Winter Storm Uri impacted Texas and Louisiana, our customers were forced to close their refineries and chemical plants, many of which did not fully resume operations until late in the quarter. During this time, refinery utilization along the Gulf Coast plummeted to near 40%, and as much as 80% of the Gulf Coast petrochemical complex was taken offline. Overall, these disruptions significantly reduced our volumes and operating efficiencies during the quarter. When combined with the impact of lower pricing, seasonal winter weather, and high-water conditions on the Mississippi River, inland operating margins sharply declined.

“In distribution and services, overall activity levels continued to improve during the first quarter resulting in a sequential increase in revenue and operating income. In oil and gas, increased U.S. frac activity contributed to higher demand and new orders for transmissions, parts, and service when compared to the 2020 fourth quarter. Also, our manufacturing business sequentially increased its sales of new environmentally friendly and remanufactured pressure pumping equipment. In commercial and industrial, we benefited from continued improvements in economic activity which resulted in increased activity in our on-highway, power generation, and marine repair businesses. However, reduced deliveries of Thermo King refrigeration equipment as a result of supply chain issues, and lower new marine engine sales resulted in a sequential reduction in commercial and industrial revenues during the quarter.” Mr. Grzebinski concluded.

First Quarter 2021 Segment Results – Marine Transportation
Marine transportation revenues for the 2021 first quarter were $301.0 million compared with $403.3 million for the 2020 first quarter. Operating income for the 2021 first quarter was $1.9 million compared with $50.7 million for the 2020 first quarter. Operating margin for the 2021 first quarter was 0.6% compared with 12.6% for the 2020 first quarter.

In the inland market, average barge utilization was in the mid-70% range during the quarter. Inland operations experienced materially reduced customer activity and increased delays as a result of Winter Storm Uri. Operating conditions were also negatively impacted by seasonal wind and fog along the Gulf Coast, flooding on the Mississippi River, ice on the Illinois River, and various lock closures along the Gulf Intracoastal Waterway. Spot market pricing remained under pressure during the first quarter, but started to recover late in the quarter. Overall, average spot rates declined in the mid-single digit range sequentially. Compared to the 2020 first quarter, spot market rates were down approximately 25% to 30%. Average term contract pricing on expiring contracts declined in the high single digits. Revenues in the inland market declined 30% compared to the 2020 first quarter due to the impact of lower pricing and barge utilization, reduced fuel rebills, and the impact of the winter storm. These reductions were partially offset by the Savage Inland Marine asset acquisition which closed on April 1, 2020. During the first quarter, the inland market represented 75% of segment revenues. Inland’s operating margin was in the low to mid-single digits and was significantly impacted by lower pricing, delays, and reduced customer activity associated with the winter storm. Increased maintenance and repair, horsepower, and employee costs also impacted the quarter’s results as operations began to ramp-up in anticipation of increased activity levels.

In the coastal market, low demand for refined products and black oil contributed to limited spot market activity and barge utilization in the mid-70% range. Pricing on spot and term contracts was generally stable during the quarter. Revenues in the coastal market declined 10% compared to the 2020 first quarter as a result of reduced barge utilization, lower fuel rebills, and retirements of three large capacity vessels during the 2020 second and third quarters. The coastal market represented 25% of segment revenues and had a negative operating margin in the mid-single digits during the quarter.

First Quarter 2021 Segment Results – Distribution and Services
Distribution and services revenues for the 2021 first quarter were $195.9 million compared with $240.7 million for the 2020 first quarter. Operating income for the 2021 first quarter was $2.9 million compared with $3.7 million for the 2020 first quarter. Operating margin was 1.5% for both the 2021 and 2020 first quarters.

In the commercial and industrial market, revenues declined compared to the 2020 first quarter, primarily due to reduced economic activity as a result of the COVID-19 pandemic resulting in lower business levels in the on-highway and power generation businesses. The marine repair business was also down year-on-year due to reduced major engine overhaul activity. Commercial and industrial was also impacted by the winter storm with reduced activity levels at many locations across the Southern U.S. During the quarter, the commercial and industrial market represented approximately 68% of segment revenues and had an operating margin in the mid-single digits.

In the oil and gas market, revenues and operating income declined compared to the 2020 first quarter due to reduced oilfield activity which resulted in lower customer demand for new and overhauled engines, transmissions, parts, and service. The manufacturing business also experienced reduced year-on-year deliveries of new and remanufactured pressure pumping equipment. The oil and gas businesses were also impacted by the winter storm with reduced activity levels at many locations across Texas and Oklahoma. During the quarter, the oil and gas market represented approximately 32% of segment revenues and had a negative operating margin in the mid-single digits.

Cash Generation
For the 2021 first quarter, EBITDA of $61.6 million compares with $101.8 million for the 2020 first quarter. During the quarter, net cash provided by operating activities was $102.6 million and included the receipt of a significant 2019 U.S. tax refund of $117 million related to net operating loss carrybacks under provisions of the U.S. Coronavirus Aid, Relief, and Economic Security Act. Capital expenditures were $14.1 million, and free cash flow was $88.5 million. As of March 31, 2021, the Company had $52.3 million of cash and cash equivalents on the balance sheet and $776.0 million of cash and liquidity available. Total debt was $1,349 million, reflecting a $119.2 million reduction compared to December 31, 2020, and the debt-to-capitalization ratio was 30.4%.

2021 Outlook
Commenting on the 2021 full year outlook, Mr. Grzebinski said, “The first quarter’s financial results were impacted by continued pandemic headwinds, low pricing in marine transportation, and the impact of Winter Storm Uri. However, most of Kirby’s businesses are starting to experience higher activity levels and improving market conditions. We believe the second quarter will show a modest improvement as activity continues to build, and we are optimistic there will be a meaningful improvement in pricing and utilization levels in the second half of the year. In the second quarter, we expect market conditions and barge utilization in inland marine will improve which should help to boost spot market pricing in the coming months. In distribution and services, we anticipate increased activity across much of the segment, yielding higher revenues and improved operating margins. Overall, we anticipate a return to profitability during the second quarter.”

In inland marine, Kirby’s barge utilization in April has improved to over 80% and is expected to increase further as the economy recovers and refineries and chemical plants return to full operations following the winter storm. In the second half of 2021, Kirby anticipates its barge utilization will improve into the high 80% to low 90% range. This improvement in utilization should lead to a more positive pricing environment in the coming months. In the second quarter, inland revenues and operating margin are expected to sequentially improve primarily due to increasing barge utilization and more favorable weather conditions. However, certain costs, including maintenance, horsepower, and labor are expected to increase in the second quarter as operations ramp-up to meet demand. During the balance of 2021 and into 2022, term contracts that renewed lower during 2020 and the first quarter will gradually reset. Anticipated improvements in the spot market, which currently represents approximately 35% of inland revenue, will contribute to more meaningful increases in revenues and operating margins in the second half of the year.

In coastal, weak market conditions and limited spot demand are expected to continue in the second quarter. Kirby expects coastal barge utilization to remain in the mid-70% range with revenues and operating margin similar to the 2021 first quarter. In the second half of the year, coastal barge utilization and operating results are expected to improve as demand for refined products grows and potential infrastructure spending increases demand for asphalt.

In distribution and services, an improving economy and increased activity in the oilfield are expected to further improve Kirby’s markets during the remainder of the year, contributing to sequential improvement in revenue and operating income in the second quarter and continuing for the balance of the year. In commercial and industrial, revenues are expected to benefit from improving economic conditions, as well as from growth in the on-highway market, in part due to Kirby’s new online parts sales platform which was launched in 2020. However, these gains are expected to be partially offset by lower sales of new marine engines which had remained strong throughout 2020. In the oil and gas market, higher commodity prices and increasing well completions activity are expected to contribute to improved demand for new transmissions, service and parts. Additionally, a heightened focus on sustainability across the energy sector and industrial complex remains and is expected to result in additional deliveries of Kirby’s portfolio of environmentally friendly equipment throughout the remainder of the year. Overall, full year segment revenues are expected to significantly increase with positive operating margins in the low to mid-single digits.

Kirby expects 2021 capital spending to range between $125 to $145 million, with the midpoint representing a year-on-year reduction near 10%. Approximately $15 million is associated with the construction of new inland towboats, and approximately $95 to $110 million is associated with capital upgrades and improvements to existing inland and coastal marine equipment and facility improvements. The balance of approximately $15 to $20 million largely relates to new machinery and equipment, facility improvements, and information technology projects in distribution and services and corporate. Overall, Kirby expects to generate net cash provided by operating activities of $375 million to $435 million, with free cash flow of $230 million to $310 million in 2021.

Conference Call
A conference call is scheduled for 7:30 a.m. Central Standard Time today, Thursday, April 29, 2021, to discuss the 2021 first quarter performance as well as the outlook for the remainder of 2021. To listen to the webcast, please visit the Investor Relations section of Kirby’s website at www.kirbycorp.com. A slide presentation for this conference call will be posted on Kirby’s website approximately 15 minutes before the start of the webcast. For listeners who wish to participate in the question and answer session of the conference call webcast, you may access the call by dialing (866) 691-5839 within the U.S. and Canada or +1 (409) 216-0840 internationally. The conference ID for the call is 2088194. A replay of the webcast will be available for a period of one year by visiting the News & Events page in the Investor Relations section of Kirby’s website.

GAAP to Non-GAAP Financial Measures
The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission. This press release and the Form 8-K includes a non-GAAP financial measure, Adjusted EBITDA, which Kirby defines as net earnings (loss) attributable to Kirby before interest expense, taxes on income, depreciation and amortization, impairment of long-lived assets, and impairment of goodwill. A reconciliation of Adjusted EBITDA with GAAP net earnings (loss) attributable to Kirby is included in this press release. This press release also includes non-GAAP financial measures which exclude certain one-time items, including earnings before taxes on income (excluding one-time items), net earnings attributable to Kirby (excluding one-time items), and diluted earnings per share (excluding one-time items). A reconciliation of these measures with GAAP is included in this press release. Management believes the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Kirby’s normal operating results. This press release also includes a non-GAAP financial measure, free cash flow, which Kirby defines as net cash provided by operating activities less capital expenditures. A reconciliation of free cash flow with GAAP is included in this press release. Kirby uses free cash flow to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity as a result of uncertainty surrounding the impact of the COVID-19 pandemic on global and regional market conditions. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. This press release also includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days. Comparable marine transportation performance measures for the 2020 year and quarters are available in the Investor Relations section of Kirby’s website, www.kirbycorp.com,  under Financials.

Forward-Looking Statements
Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions and timing, magnitude and number of acquisitions made by Kirby, and the impact of the COVID-19 pandemic and the related response of governments on global and regional market conditions. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2020.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, coastwise along all three United States coasts, and in Alaska and Hawaii. Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge. In addition, Kirby participates in the transportation of dry-bulk commodities in United States coastwise trade. Through the distribution and services segment, Kirby provides after-market service and parts for engines, transmissions, reduction gears, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications. Kirby also rents equipment including generators, industrial compressors, railcar movers, and high capacity lift trucks for use in a variety of industrial markets, and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based oilfield service customers.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	First Quarter
	2021	2020
	(unaudited, $ in thousands, except per share amounts)
Revenues:
Marine transportation	$300,951	$403,257
Distribution and services	195,899	240,669
Total revenues	496,850	643,926

Costs and expenses:
Costs of sales and operating expenses	363,040	453,568
Selling, general and administrative	69,629	72,080
Taxes, other than on income	8,260	11,406
Depreciation and amortization	54,890	55,786
Impairments and other charges	—	561,274
Gain on disposition of assets	(2,133)	(492)
Total costs and expenses	493,686	1,153,622
Operating income (loss)	3,164	(509,696)
Other income	3,791	2,723
Interest expense	(10,966)	(12,799)
Loss before taxes on income	(4,011)	(519,772)
Benefit for taxes on income	891	172,809
Net loss	(3,120)	(346,963)
Less: Net earnings attributable to noncontrolling interests	(255)	(278)
Net loss attributable to Kirby	$(3,375)	$(347,241)

Net loss per share attributable to Kirby common stockholders:
Basic	$(0.06)	$(5.80)
Diluted	$(0.06)	$(5.80)
Common stock outstanding (in thousands):
Basic	60,016	59,883
Diluted	60,016	59,883

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	First Quarter
	2021	2020
	(unaudited, $ in thousands)
Adjusted EBITDA: (1)
Net loss attributable to Kirby	$(3,375)	$(347,241)
Interest expense	10,966	12,799
Benefit for taxes on income	(891)	(172,809)
Impairment of long-lived assets	—	165,304
Impairment of goodwill	—	387,970
Depreciation and amortization	54,890	55,786
	$61,590	$101,809

Capital expenditures	$14,052	$49,225
Acquisitions of businesses and marine equipment	$—	$60,422

	March 31, 2021	December 31, 2020
	(unaudited, $ in thousands)
Cash and cash equivalents	$52,333	$80,338
Long-term debt, including current portion	$1,349,338	$1,468,586
Total equity	$3,088,744	$3,087,553
Debt to capitalization ratio	30.4%	32.2%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	First Quarter
	2021	2020
	(unaudited, $ in thousands)

Marine transportation revenues	$300,951	$403,257

Costs and expenses:
Costs of sales and operating expenses	214,125	265,895
Selling, general and administrative	30,578	31,924
Taxes, other than on income	6,729	9,423
Depreciation and amortization	47,579	45,299
Total costs and expenses	299,011	352,541

Operating income	$1,940	$50,716

Operating margin	0.6%	12.6%

DISTRIBUTION AND SERVICES STATEMENTS OF EARNINGS

	First Quarter
	2021	2020
	(unaudited, $ in thousands)

Distribution and services revenues	$195,899	$240,669

Costs and expenses:
Costs of sales and operating expenses	149,127	187,673
Selling, general and administrative	36,488	37,972
Taxes, other than on income	1,492	1,970
Depreciation and amortization	5,881	9,336
Total costs and expenses	192,988	236,951

Operating income	$2,911	$3,718

Operating margin	1.5%	1.5%

OTHER COSTS AND EXPENSES

	First Quarter
	2021	2020
	(unaudited, $ in thousands)

General corporate expenses	$3,820	$3,348

Impairment of long-lived assets	—	165,304

Impairment of goodwill	—	387,970

Inventory write-downs	—	8,000

Gain on disposition of assets	$2,133	$492

ONE TIME CHARGES AND BENEFITS

The 2020 first quarter GAAP results include certain one-time charges.  The following is a reconciliation of GAAP loss to non-GAAP earnings, excluding the one-time items for loss before tax (pre-tax), net loss attributable to Kirby (after-tax), and diluted loss per share (per share):

	First Quarter 2020
	Pre-Tax	After-Tax	Per Share
	(unaudited, $ in millions except per share amounts)

GAAP loss	$(519.8)	$(347.2)	$(5.80)
Impairments and other charges	561.3	433.3	7.24
Income tax benefit on 2018 and 2019 net operating loss carrybacks	—	(50.8)	(0.85)
Earnings, excluding one-time items(2)	$41.5	$35.3	$0.59

RECONCILIATION OF FREE CASH FLOW

The following is a reconciliation of GAAP net cash provided by operating activities to non-GAAP free cash flow(2):

	First Quarter
	2021	2020(3)
	(unaudited, $ in millions)
Net cash provided by operating activities	102.6	71.5
Less: Capital expenditures	(14.1)	(49.2)
Free cash flow(2)	$88.5	$22.3

	FY 2021 Projection		FY 2020(3)
	Low	High	Actual
	(unaudited, $ in millions)
Net cash provided by operating activities	$375.0	$435.0	$444.9
Less: Capital expenditures	(145.0)	(125.0)	(148.2)
Free cash flow(2)	$230.0	$310.0	$296.7

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	First Quarter
	2021	2020
Inland Performance Measurements:
Ton Miles (in millions) (4)	2,981	3,619
Revenue/Ton Mile (cents/tm) (5)	7.5	8.8
Towboats operated (average) (6)	241	311
Delay Days (7)	2,854	4,490
Average cost per gallon of fuel consumed	$1.65	$2.00

Barges (active):
Inland tank barges	1,057	1,065
Coastal tank barges	44	49
Offshore dry-cargo barges	4	4
Barrel capacities (in millions):
Inland tank barges	23.7	23.7
Coastal tank barges	4.2	4.7

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is Adjusted EBITDA, a non-GAAP financial measure.  Kirby defines Adjusted EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization, impairment of long-lived assets, and impairment of goodwill.  Adjusted EBITDA is presented because of its wide acceptance as a financial indicator.  Adjusted EBITDA is one of the performance measures used in Kirby’s incentive bonus plan.  Adjusted EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies.  Adjusted EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(2)
Kirby uses certain non-GAAP financial measures to review performance excluding certain one-time items including: earnings before taxes on income, excluding one-time items; net earnings attributable to Kirby, excluding one-time items; and diluted earnings per share, excluding one-time items.  Management believes that the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Kirby also uses free cash flow, which is defined as net cash provided by operating activities less capital expenditures, to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity as a result of uncertainty surrounding the impact of the COVID-19 pandemic on global and regional market conditions. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. These non-GAAP financial measures are not calculations based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with Kirby’s GAAP financial information.

(3)	See Kirby’s 2020 10-K and 2020 first quarter 10-Q/A for amounts provided by (used in) investing and financing activities.
(4)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved.  Example:  A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(5)
Inland marine transportation revenues divided by ton miles.  Example:  First quarter 2021 inland marine transportation revenues of $224,451,000 divided by 2,981,000,000 inland marine transportation ton miles = 7.5 cents.

(6)	Towboats operated are the average number of owned and chartered towboats operated during the period.

(7)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit.  The measure includes transit delays caused by weather, lock congestion and other navigational factors.